Exhibit 3.1

AMENDMENT
TO
AMENDED AND RESTATED BY-LAWS
OF
MOTORCAR PARTS OF AMERICA, INC.

This Amendment to the Amended and Restated By-Laws of Motorcar Parts of America, Inc. (the “Existing By-Laws”) is dated this 17th day of February 2017.

RECITALS

WHEREAS, the Board of Directors (the “Board”) of Motorcar Parts of America, Inc. (the “Company”) determined that it is in the best interests of the Company and stockholders of the Company to adopt and approve this Amendment (the “Amendment”) to the Existing By-Laws;

WHEREAS, the Board has adopted and approved the Amendment;

NOW, THEREFORE, the Existing By-Laws are hereby amended as follows:

Section 2.1 of Article II of the Existing By-Laws is hereby amended by deleting the phrase “The number of directors constituting the entire Board of Directors shall consist of not less than three (3) nor more than eight (8) directors” in the third sentence thereof and, replacing it with: “The number of directors constituting the entire Board of Directors shall consist of not less than three (3) nor more than ten (10) directors”.

The undersigned, in his capacity as Secretary of the Company, hereby certifies that the Amendment was adopted by the Board at a Meeting of the Board held on February 17, 2017.

/s/Michael M. Umansky
Name:	Michael M. Umansky
Title:	Vice President, General Counsel and Secretary
Date:	February 17, 2017